Exhibit 5.1

DLA Piper LLP (US) 401 Congress Avenue, Suite 2500 Austin, Texas 78701-3799 www.dlapiper.com

June 4, 2019

Q2 Holdings, Inc.

13785 Research Blvd., Suite 150

Austin, Texas 78750

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Q2 Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of an automatic shelf registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration by the Company of an indeterminate amount of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) to be sold from time to time. The Registration Statement also relates to the proposed sale by the selling stockholders to be identified in a prospectus supplement (“the Selling Stockholders”), from time to time, pursuant to Rule 415 under the Securities Act (the “Selling Stockholder Shares” and together with the Shares, the “Securities”).

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Fourth Amended and Restated Certificate of Incorporation of the Company; (c) the Bylaws of the Company; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

In rendering the opinion set forth below, we have assumed that: (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws; (ii) the Registration Statement and any amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time that the Securities are offered or issued as contemplated by the Registration Statement; (iii) any accompanying prospectus supplement will have been prepared and filed with the Commission and will comply with all applicable laws; all Securities will be issued and sold in compliance with all applicable federal and state securities laws and in the manner stated in the Registration Statement and any applicable prospectus supplement; (iv) n either the issuance and delivery of the Securities, nor the compliance by the Company with the terms of the Securities, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company; (v) if any of the Securities are to be sold or otherwise distributed pursuant to a firm commitment underwritten offering, a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to such Securities so offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (vi) the Board of Directors of the Company will have adopted a resolution in form and content as required by applicable law authorizing the issuance of the Shares.

Based upon the foregoing, we are of the opinion that:

1. The Shares have been duly authorized by the Company and when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner as the Board of Directors of the Company (or a duly authorized committee thereof) may determine, will be validly issued, fully paid and non-assessable.

2. The Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable; provided, however, with respect to those shares of Common Stock to be sold by certain Selling Stockholders that will be issued upon the exercise of vested options prior to such sale, such Common Stock will be validly issued, fully paid and nonassessable upon exercise and payment in compliance with the terms of the options pursuant to which such shares of Common Stock are to be issued.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)